CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-138323, 333-61572, 333-57742 and 333-65673) of Young Innovations, Inc. of our report dated March 11, 2009, with respect to the consolidated financial statements and schedule of Young Innovations, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, which report appears in this Form 10-K of Young Innovations, Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois

March 11, 2009